Exhibit 11


                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (In thousands, except per share amounts)



                                                                      13 Weeks                                  39 Weeks
                                                         ---------------------------------         --------------------------------
                                                         June 30, 1996        July 2, 1995         June 30, 1996       July 2, 1995
                                                         -------------        ------------         -------------       ------------

Primary
Average shares outstanding                                       4,134               4,272                 4,146              4,272
Net effect of dilutive stock options - based
     on the treasury stock method using
     average market price                                           --                  --                    --                 --



Total                                                            4,134               4,272                 4,146              4,272
                                                                ------              ------                -----              ------
Net income (loss)                                               $1,414              $1,402                $(957)             $2,602
                                                                ======              ======                =====              ======

Per share amount                                                 $0.34               $0.33               $(0.23)              $0.61
                                                                ======              ======                =====              ======
Fully Diluted

Average shares outstanding                                       4,134               4,272                 4,146              4,272
Net effect of dilutive stock options - based
     on the treasury stock method using the
     higher of the average market price for the
     period or the market price at the end of
     the period                                                     --                  --                    --                 --
                                                                ------              ------                -----              ------
Total                                                            4,134               4,272                 4,146              4,272
                                                                ======              ======                =====              ======

Net income (loss)                                               $1,414              $1,402                $(957)             $2,602
                                                                ======              ======                =====              ======
Per share amount                                                 $0.34               $0.33               $(0.23)              $0.61
                                                                ======              ======                =====              ======




NOTE: Average shares outstanding used for earnings per share included in the Company's financial statements do not reflect the effect of the stock options granted since their effect is antidilutive.